Exhibit 99.4
AMENDMENT NO. 1 TO STOCK OPTION AGREEMENT
     This Amendment No. 1 made as of July 9, 2008 relates to the Stock Option Agreement entered into as of February 12, 2008, by and among Iroquois Master Fund Ltd. and Ellis Capital LP as Optionees and Rudolf and Doris Gunnerman as Stockholders.
     For mutual good and valuable consideration and the mutual covenants, conditions and agreements herein contained, and other good and valuable consideration and intending to be legally bound, the parties hereto hereby agree as follows:
     1. The right to exercise the Option is extended until (i) July 11, 2009, or (ii) such later date pursuant to Section 2 of the Stock Option Agreement.
     2. The Purchase Price is reduced to $1.50 for each Option Share, subject to further adjustment as described in the Stock Option Agreement.
     3. Capitalized terms employed herein shall have the meanings given to them in the Stock Option Agreement.
     4. Except as modified herein, all of the terms of the Stock Option Agreement remain in full force and effect.
     5. All of the venue, jurisdiction, notice and miscellaneous provisions of the Stock Option Agreement apply to this Amendment No. 1.
     6. This Amendment No. 1 shall be effective immediately.
     IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 as of the first date above written.

/s/ Rudolf Gunnerman RUDOLF GUNNERMAN	/s/ Doris Gunnerman DORIS GUNNERMAN
OPTIONEES

IROQUOIS MASTER FUND LTD.	ELLIS CAPITAL LP

/s/ Richard Abbe By: Richard Abbe	/s/ Martin Chopp By: Martin Chopp
Its: Authorized Signatory	Its: Authorized Signatory
ACKNOWLEDGED:

/s/ Grushko & Mittman, P.C. GRUSHKO & MITTMAN, P.C. – Escrow Agent